                                                                                                        EXHIBIT 11.

                              SIGNAL TECHNOLOGY CORPORATION AND SUBSIDIARIES

                                              COMPUTATION OF
                                       NET INCOME (LOSS) PER SHARE
                                 (In thousands, except per share amounts)

                                                                       Three Months Ended          Nine Months Ended
                                                                          September 30,              September 30,
                                                                       1997          1996          1997          1996
                                                                      ------        ------        ------        ------
Net income (loss)                                                    ($  320)       $  995        $  318        $1,010
                                                                      ======        ======        ======        ======
Weighted average number of shares outstanding during the period
                                                                       7,277         7,136         7,244         7,049
Add:
Assumed exercise of common share options                                --             881           877         1,179

Less:
Purchase of common stock under the treasury stock method
                                                                        --            (365)         (415)         (565)
                                                                      ------        ------        ------        ------
Common and common equivalent shares outstanding for purpose of
calculating primary income (loss) per share                            7,277         7,652         7,706         7,663

Incremental shares to reflect full dilution                             --            --            --            --
                                                                      ------        ------        ------        ------
Total shares for purpose of calculating fully diluted income
(loss) per share                                                       7,277         7,652         7,706         7,663
                                                                      ======        ======        ======        ======

Primary income (loss) per share                                      ($ 0.04)       $ 0.13        $ 0.04        $ 0.13
                                                                      ======        ======        ======        ======

Fully diluted income (loss) per share                                ($ 0.04)       $ 0.13        $ 0.04        $ 0.13
                                                                      ======        ======        ======        ======


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